EXHIBIT 5

Rocke,  McLean  &  Sbar
100  North  Tampa  Street,  Suite  3750
Tampa,  Florida  33602
813.769-5600  TEL                                                     Writer's
Direct  Line
813.769-5601  FAX                                                 813-769-5618
                                                      Email:ralba@rmslegal.com

                                February 11, 2005

World  Golf  League,  Inc.
2139  West  State  Road  434,  Suite  101
Longwood,  Florida  32779

Re: Form S-8 Registration Statement Relating to World Golf League, Inc., 2004 Stock Incentive Plan

Ladies  &  Gentlemen:

     We have acted as counsel for World Golf League, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the 150,000,000 shares of the Company's Common Stock, $.001 par value per share (the "Common Stock"), which may be issued pursuant to the 2004 Stock Incentive Plan (the "Plan"). This opinion letter is rendered pursuant to Item 8 of Form S-8 and
Item 601(b)(3) of Regulation S-K. The 150,000,000 shares of Common Stock issuable pursuant to the Plan are referred to herein as the "Shares."

     We have examined and are familiar with the Certificate of Incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware, the Bylaws of the Company, proceedings of the Board of Directors of the Company in connection with the adoption of the Plan, and such other records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion set forth in this opinion letter .

     Based on the foregoing, it is our opinion that the Shares covered by the Registration Statement and to be issuable pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be duly and validly issued, fully paid and non-assessable.

     We have, with your permission, assumed that the provisions of the Delaware General Corporation Law are substantially the same as the Florida Business Corporation Act with respect to the subject matter of this opinion. We are licensed to practice law in the State of Florida and express no opinion as to any laws other than those of the State of Florida and the federal securities laws of the United States of America.

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     This  opinion  letter  is  provided  to  you  for your  benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

                              ROCKE,  MCLEAN  &  SBAR,  P.A.

                              By:  /s/ Russel T. Alba
                              ---------------------------------------
                              Russell  T.  Alba

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